Xenetic Biosciences Appoints Edward J. Benz, Jr., M.D., Former Dana-Farber CEO, to its Board of Directors

LEXINGTON, MA – (November 22, 2016) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics, announced today that it has appointed Edward J. Benz, Jr., M.D., to the Company’s Board of Directors.

Dr. Benz is a renowned expert in blood disorders and is board certified in both hematology and internal medicine. He is an active clinical hematologist and a National Institutes of Health (NIH) funded researcher with a focus on the molecular basis and genetics around inherited blood disorders. Prior to joining the Xenetic Board, Dr. Benz served as President and CEO Emeritus of Dana-Farber Cancer Institute and the Richard and Susan Smith Professor of Medicine and Professor of Genetics at Harvard Medical School. During Dr. Benz’s tenure at Dana-Farber, the institute experienced exponential growth, including an increase of fund-raising to more than $200 million a year from a network of 300,000 donors, a tripling of the number of patients seeking treatment, and a growth in revenues from $265 million to more than $1 billion.

Commenting on the appointment, Scott Maguire, CEO of Xenetic Biosciences, stated, “We are incredibly honored to welcome Dr. Benz to the Company’s Board of Directors. We fully believe that Dr. Benz’s leadership in oncology will bring an immense wealth of knowledge and add incredible perspective to the Company during a critical growth phase for Xenetic as we continue to advance our cancer drug candidate pipeline. With our recent uplist to Nasdaq and this key appointment, I believe we are poised for continued momentum that will increase through the remainder of this year and the next."

Prior to his role at Dana-Farber, Dr. Benz served as the chairman for the Department of Medicine and Sir William Osler Professor of Medicine at Johns Hopkins University School of Medicine, as well as physician-in-chief at Johns Hopkins Hospital. Dr. Benz has also served as President of the American Society of Hematology, the Association of American Cancer Institutes, the American Society for Clinical Investigation, the American Clinical and Climatological Society, and the Friends of the National Institute of Nursing Research. Over the course of his career, Dr. Benz has authored more than 300 articles, books, reviews and abstracts and has received numerous awards including the Margaret L. Kripke Legend Award, the American Society of Hematology Mentoring Award in Basic Science, and Leon Resnick Awards for Research.

Dr. Edward Benz Jr. commented, “I am excited to be joining the Xenetic team at such an important time for the Company. I believe that Xenetic continues to take the necessary steps to advance the Company, its partnerships and product candidates towards commercialization in areas of significant unmet need.”

Dr. Benz earned his bachelor’s degree from Princeton University. He received his Doctor of Medicine from Harvard Medical School, completed his medical school thesis at Boston Children’s Hospital and completed his training at the National Institutes of Health, Yale University School of Medicine and Brigham and Women’s Hospital in Boston, MA.

About Xenetic Biosciences

Xenetic Biosciences, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel oncology therapeutics. Xenetic's proprietary drug technology platforms include PolyXen®, designed to develop next generation biologic drugs by extending the efficacy, safety and half-life of biologic drugs.

Xenetic's lead investigational product candidates include ErepoXen™, a polysialylated form of erythropoietin for the treatment of anemia in pre-dialysis patients with chronic kidney disease, and FDA orphan designated oncology therapeutics Virexxa® and Oncohist™ for the treatment of progesterone receptor negative endometrial cancer and refractory Acute Myeloid Leukemia.

Xenetic is also working together with Shire plc (formerly Baxalta Incorporated, a spinoff of the biopharmaceuticals business from Baxter Healthcare SA and Baxter Healthcare Corporation) to develop a novel series of polysialylated blood coagulation factors, including a next generation Factor VIII. This collaboration relies on Xenetic's PolyXen technology to conjugate polysialic acid (“PSA”) to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Shire is one of the Company's largest shareholders having invested $10M in the common stock of the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Shire a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Shire’s proprietary molecules designed for the treatment of blood and bleeding disorders. Under the agreement, Xenetic may receive regulatory and sales target payments for total potential milestone receipts of up to $100 million plus royalties on sales.

In addition, Xenetic is developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding expected benefits of NGS cancer panels, the ability to accurately determine the heritable factors increasing the risk of cancer, permitting tailored treatment, screening and prevention of cancer in patients, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as the risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:

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Jenene Thomas

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Source: Xenetic Biosciences, Inc.

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